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                                                                    EXHIBIT 99.1


   PENTON MEDIA ANNOUNCES IT EXPECTS TO MEET THIRD-QUARTER GUIDANCE; COMPANY
                        WITHDRAWS 2001 EARNINGS GUIDANCE


CLEVELAND, OH - September 20, 2001 - Penton Media, Inc. (NYSE: PME), a leading, global business-to-business media company with publishing, trade show and online media products serving 12 industry sectors, said today that it expects its third-quarter results to be within the range of its existing guidance, but that it is withdrawing earnings guidance for the full year.

Penton Chairman and Chief Executive Officer Thomas L. Kemp said, "Since our guidance update in July, business conditions in our key business sectors, particularly technology and manufacturing, have continued to be under pressure, and our business in Europe and Asia has begun to demonstrate weakness. The tragic events that we all witnessed in our country last week exacerbated already difficult business conditions, and have created short-term business uncertainty. Therefore, we believe it most prudent to withdraw guidance until we have a clearer view of our results."

Penton produces five of its largest trade shows in the fourth quarter. As announced earlier this week, the Internet World Fall 2001 show at New York's Jacob K. Javits Convention Center has been rescheduled from early October to December 10-13, and will be co-located with the Company's Streaming Media East trade show at the Javits Center.

"Our customers and attendees are pleased that we have postponed the event, as it will give New York City and all participants time to recover from the tragic events of September 11," said Kemp. "We believe the change in timing of the show should mitigate attendance falloff based on travel fears."

The Company's other major fourth-quarter international and domestic events will be held as scheduled. They include Natural Products Expo East in Washington, D.C.; ISPCON/ASPCON/Last Mile in Las Vegas; and the Leisure Industry Week and the Computers in Manufacturing shows in the United Kingdom.

Kemp said that business travel cutbacks in response to the September 11 attacks are expected to impact the Company's trade shows in the short term, but to what extent is unknown at this time. He also noted that the Company received very few advertising cancellations following last week's attacks. He said, however, that advertising visibility continues to be very limited and that the events of last week are likely to further impair visibility.

"We are managing our business in this environment to achieve improved profits and margins for 2002 and beyond. We are taking decisive action that we are confident will move Penton Media forward for long-term success," said Kemp. "We have a talented and determined staff, leading media products and market positions, and the strong customer relationships required to overcome these adverse conditions and to maintain our leadership position well into the future."

CONFERENCE CALL INFORMATION

The Company will hold a conference call at 9:00 Eastern Time this morning, September 20, to discuss its business outlook. The live call will be accessible via the Investors section of Penton's Web site, www.penton.com, and audio of the call will be archived on the site. A taped replay of the conference call





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can be accessed by dialing 1-703-326-3020 and referencing access code number
5541885 from 11:30 a.m. Eastern Time on Thursday, September 20, until 6:00 p.m. Thursday, September 27, 2001.

Penton Media is a leading, global business-to-business media company that produces market-focused magazines, trade shows and conferences, and online media. Its integrated media portfolio serves the following industries:
Internet/broadband; information technology; electronics; natural products; food/retail; manufacturing; design/engineering; supply chain; aviation; government/compliance; mechanical systems/construction; and leisure/hospitality. The Company generated revenues of $404.6 million in 2000.

The statements contained in this press release that are not historical in nature are forward-looking statements that involve risks and uncertainties. Although management of Penton believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of Penton's business, there can be no assurance that the Company's financial goals will be realized. Numerous factors may affect the Company's actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the Company. Factors that could cause actual results to differ materially include: fluctuations in advertising revenue with general economic cycles; management's ability to identify, finance, complete and integrate acquisitions; the performance of Internet/Broadband trade shows and conferences; the seasonality of revenue from publishing and trade shows and conferences; the success of new products; increases in paper and postage cost; the infringement or invalidation of Penton's intellectual property rights; and other such factors listed from time to time in Penton's reports filed with the Securities and Exchange Commission. Penton does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


CONTACT: Mary Abood,
VP, Corporate Communications & Investor Relations,
Penton Media, Inc.
216-931-9551 or mabood@penton.com